Exhibit 99

Dataram Contact: Marc Palker CFO 609-799-0071 info@dataram.com

PRESS RELEASE

DATARAM REPORTS FISCAL 2012 THIRD QUARTER FINANCIAL RESULTS

PRINCETON, N.J. March 16, 2012 — Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal third quarter and nine months ended January 31, 2012. Revenues for the third quarter and first nine months of fiscal 2012 were $8.4 million and $29.1 million, respectively, which compares to $11.9 million and $35.6 million for the comparable prior year periods. The Company incurred a tax net loss for the second quarter of the current fiscal year of $4.2 million which compares to a net loss of $0.8 million for the comparable prior year period. Nine month net loss totaled $6.2 million versus $3.8 million for the prior comparable period.

John H. Freeman, Dataram’s President and CEO commented, “In the third quarter, our revenues and gross margin continued to come under downward pricing pressure. Declining prices, worldwide industry softness along with one time charges related to XcelaSAN® were the primary contributors to our third quarter loss. SSD supply shortages and the delay in the availability of the Sandy Bridge technology impacted industry server sales which also impacts one of Dataram’s larger sales opportunities. We expect sales opportunities to improve during the next 90 days.”

Mr. Freeman continued, “In the third quarter, we established that the features and functions currently available in XcelaSAN® are robust and able to meet the needs of the marketplace. Based on this foundation we have further reduced our XcelaSAN® development costs to focus on client installations and our new Dell platform. The product is currently installed at selected customer sites and new customers are evaluating for purchase. Tests continue to affirm that XcelaSAN® provides significant performance improvements over traditional solutions at dramatically less cost. In addition to pursuing a traditional sales strategy for XcelaSAN®, management is also pursuing alternative means to monetize the Company’s investment in the XcelaSAN® product line.”

On March 9, 2012, Dataram received an offer to sell patents which were issued to Dataram over the past few years. The offer preserves the right for Dataram to use the patents. Dataram also retains the right to sell a transferable license to another company. The ability to use the patents and also have a transferable license satisfies our needs while providing a path to recoup a portion of our investment and increase value to our shareholders. This is the first time in Dataram’s 44 year history we have invested time and money to formally create, write and apply for patents. The patents protect XcelaSAN® and other storage architectures. Management expects to monetize the investment in patents.

Mr. Freeman concluded, “We are taking the necessary actions to ensure that our business rebounds to generate positive cash flow and growth. We have secured financing and instituted expense containment actions that we believe are necessary to sustain the Company.”

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

***** Financial Tables Follow *****

DATARAM CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Third Quarter Ended January 31,		Nine Months Ended January 31,
	2012	2011	2012	2011

Revenues	$8,420	$11,873	$29,096	$35,566

Costs and expenses:
Cost of sales	6,750	8,970	22,010	27,127
Engineering and development	169	237	523	723
Research and development	-	112	-	1,825
Selling, general and administrative	3,025	2,954	9,515	8,556
Impairment of capitalized software	2,387	-	2,387	-
Stock-based compensation expense*	95	148	378	461
Intangible asset amortization*	41	107	123	322
	12,467	12,528	34,936	39,014

Loss from operations	(4,047)	(655)	(5,840)	(3,448)

Other expense	(131)	(179)	(370)	(339)

Loss before income taxes	(4,178)	(834)	(6,210)	(3,787)

Income tax expense	5	5	5	5

Net loss	$(4,183)	$(839)	$(6,215)	$(3,792)

Net loss per share:
Basic	$(0.39)	$(0.09)	$(0.59)	$(0.43)
Diluted	$(0.39)	$(0.09)	$(0.59)	$(0.43)

Weighted average number of shares
outstanding:
Basic	10,703	8,928	10,600	8,920
Diluted	10,703	8,928	10,600	8,920

* Items are recorded as a component of operating costs and expenses in the Company’s financial statements filed with the Securities and Exchange Commission on Form 10-Q.

DATARAM CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	January 31, 2012	April 30, 2011

ASSETS
Current assets
Cash and cash equivalents	$739	$345
Accounts receivable, net	2,763	4,630
Inventories	3,324	5,462
Other current assets	96	128
Total current assets	6,922	10,565

Property and equipment, net	783	962

Other assets	82	111

Intangible assets, net	337	1,940

Goodwill	1,453	1,242

Total assets	$9,577	$14,820

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Note payable-revolving credit line	$1,471	$2,154
Accounts payable	706	2,945
Accrued liabilities	858	840
Due to related party – current portion	233	1,500
Total current liabilities	3,268	7,439

Due to related party – long term	1,767	-
Total liabilities	5,035	7,439

Stockholders' equity	4,542	7,381

Total liabilities and stockholders' equity	$9,577	$14,820